Exhibit 99.1

TEMPEST’S BUSINESS

Overview

Tempest is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel, orally available therapies for the treatment of solid tumors. Tempest’s philosophy is to build a company based upon not only creative science and thoughtful management, but also upon the efficient translation of those ideas into therapies that will improve patient’s lives. To this end, Tempest is advancing TPST-1495 and TPST-1120, two product candidates in clinical trials that it believes are the first clinical-stage molecules designed to treat their respective targets; and a third program in preclinical studies that could be the first to target TREX-1, a key cellular enzyme that regulates the innate immune response in tumors. TPST-1495 is a dual antagonist of EP2 and EP4, receptors of prostaglandin E2, and is currently in a Phase 1 trial in solid tumors. Tempest’s second program, TPST-1120, is a selective antagonist of peroxisome proliferator-activated receptor alpha, or PPARα, and is also in a Phase 1 trial in solid tumors. Tempest expects to report initial data from both these programs in the first half of 2022. Additionally, Tempest is advancing a third program targeting the three prime repair exonuclease, or TREX-1, for which Tempest expects to select a development candidate in the first half of 2022. Beyond these three ongoing programs, Tempest plans to leverage its drug development and company-building experience, along with academic relationships, to identify promising new targets that may feed new programs into Tempest’s pipeline.

Tempest’s Pipeline

Tempest has developed a diversified pipeline of small molecule product candidates that Tempest believes are innovative and target scientifically validated pathways. These product candidates are designed to target tumor cells directly, modulate the immune system to kill cancer cells, or a combination of both. Tempest selected targets that are expressed in a diverse set of tumor types, with the intention to address unmet medical needs or improve existing standards of care. Tempest’s product development programs consist of the following:

Definitions:

HCC: hepatocellular carcinoma; RCC: renal cell carcinoma; CCA: cholangiocarcinoma; CRC: colorectal cancer; FPI: First Patient In; RP2D: Recommended Phase 2 Dose; DC: Development Candidate; ORR: Objective Response Rate. Note that the primary anti-tumor activity readout is ORR by RECIST v. 1.1 criteria, and time on study treatment; additional endpoints include duration of response and progression free survival, which may be reported at a later timepoint.

[1]

Timing is an estimate is based on projections for internal receipt of data (not necessarily external release); an event may not result in a change in company value. [2]The company is evaluating both patient-targeted and histology-based arms, for which a subset of the data could be available as early as 2H22, with additional data in 2023. [3]The company is evaluating if the combination expansion will focus on CRC or a set of targeted solid tumors. [4] Pursuant to a collaboration with Roche; TPST retains all product rights

Tempest’s Program Summaries

Tempest’s first product candidate is TPST-1495, a novel, oral, small molecule designed to be a dual antagonist of only two of the four prostaglandin E2 (PGE2) receptors, EP2 and EP4, sparing the homologous—but differentially active—EP1 and EP3 receptors. To our knowledge, TPST-1495 is the first dual EP2/EP4 PGE2 receptor antagonist in the clinic. PGE2 is well understood from the scientific literature to be an important stimulator of tumor growth in diverse cancer types of high need, and to be inhibitory to anti-tumor immune function in the tumor microenvironment. PGE2 signaling through EP2 and EP4 has been observed both to enhance tumor progression and promote immune suppression. Tempest conducted head-to-head preclinical studies comparing TPST-1495 to single antagonists of EP4 being developed by other companies. In these studies, Tempest observed significantly enhanced activity of TPST-1495 in both overcoming PGE2-mediated suppression of human immune cells in vitro as well as significantly increased anti-tumor activity in mouse models of human colorectal cancer, as compared to single antagonists of EP4. Tempest is currently evaluating the safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and possible anti-tumor activity of TPST-1495 in a multicenter Phase 1a/1b dose and schedule optimization study in subjects with advanced solid tumors, with a focus on prostaglandin-driven tumor types, such as colorectal cancer, or CRC. Tempest is observing dose-proportional exposure, and Tempest is encouraged by early signs of activity of TPST-1495 monotherapy, as shown by on-target pharmacodynamic changes, disease control, and reduction of tumor-specific biomarkers in the ongoing dose optimization clinical study. The TPST-1495 Phase 1 clinical trial is ongoing in the schedule and dose optimization stage and Tempest expects to establish the RP2D for expansion and the preliminary safety profile and ORR in first half of 2022. Tempest also expects to initiate monotherapy combination studies with an anti-PD-1/L1 immune check point inhibitor, prior to the end of 2021.

Tempest’s second product candidate is TPST-1120, an oral, small molecule designed to be a selective antagonist of PPARα and is the first PPARα antagonist in the clinic. PPARα is a key transcription factor controlling fatty acid oxidation, or FAO. It is clear from the scientific literature that FAO can serve as a source of energy for tumor cell growth and that the PPARα transcriptome is upregulated in many tumor types. It also is published that FAO is a preferred energy source for so-called immune suppressor cells such as regulatory T-cells (Treg), myeloid derived suppressor cells, or MDSCs, and M2 macrophages. Tempest’s preclinical data suggest that TPST-1120 can directly kill tumor cells that are dependent upon FAO, alter the tumor microenvironment immune cell infiltrate away from a suppressor immune phenotype, and synergize with immune checkpoint inhibitor therapy in animal models. Tempest is evaluating TPST-1120 in a Phase 1a/b clinical study that has both monotherapy and combination therapy arms in patients with advanced solid tumors that Tempest’s PPARα-dependent transcriptome analysis of diverse human cancers revealed favor the usage of FAO. Tempest has been observing dose-dependent exposure and on-target pharmacodynamic changes in both monotherapy and combination TPST-1120 therapy arms. The monotherapy dose escalation phase of the clinical study has been completed, and Tempest observed clinical benefit in 10 of 20 of patients enrolled in this arm in the form of disease stabilization. Three patients with advanced cholangiocarcinoma experienced prolonged stable disease (≥21 weeks) and some reduction of tumor burden, although not to the extent of a RECIST response. In the TPST-1120 combination arm with nivolumab, Tempest observed a deep and durable RECIST response in a patient with 4th line kidney cancer that had previously failed to respond to, and then progressed on, the combination immune-oncology, or IO, regimen of nivolumab with ipilimumab. This patient experienced a rapid tumor reduction to -54% by RECIST criteria on TPST-1120 + nivolumab at the first on-treatment assessment at eight weeks, which has subsequently deepened to -61% after six months of treatment and is ongoing. Tempest is encouraged by this response as a signal of synergy between TPST-1120 and anti-PD-1 therapy in IO-resistant disease. In March 2021, Tempest announced a clinical collaboration with Hoffman-La Roche Ltd., or Roche, to accelerate the development of TPST-1120 into a frontline, randomized study. Pursuant to the terms of Tempest’s collaboration, Roche will evaluate TPST-1120 in a global randomized phase 1b/2 clinical study in combination with the standard-of-care first-line regimen of atezolizumab and bevacizumab in patients with advanced or metastatic hepatocellular carcinoma, or HCC, not previously treated with systemic therapy. The study will include at least 40 and up to 60 patients who will receive the TPST-1120 combination and will be compared to the standard-of-care atezolizumab and bevacizumab regimen with primary objectives of anti-tumor activity and safety. Under the terms of the collaboration agreement, Roche will manage the study operations for this global multicenter trial. Tempest will retain global development and commercialization rights to TPST-1120. Tempest expects the first patient in the frontline HCC study to be enrolled in mid-2021, and for ORR results of the TPST-1120 Phase 1a/1b dose finding trials to be available by early 2022.

Tempest has a third program in its pipeline against TREX-1, a target Tempest believes may be an effective approach to modulate STING, which stands for STimulator of INterferon Genes, with a systemic therapy. The STING pathway is the focus of clinical and pre-clinical programs at multiple pharmaceutical and biotechnology companies. TREX-1 is a double-stranded DNA exonuclease that controls activation of the cGAS/STING pathway, which is an innate immune response pathway that induces the production of IFN-ß, a cytokine that is well-established to be a key factor in triggering the development of anti-tumor immunity. The expression of TREX-1 is enhanced in tumors and inhibits activation of cGAS/STING to evade immune recognition. Because STING is expressed ubiquitously, but TREX-1 expression is increased in tumors, Tempest believes that TREX-1 may be the optimal approach to target STING with an orally available small molecule inhibitor to selectively activate this pathway in tumors. Tempest has demonstrated proof of concept of this approach in a mouse tumor model with a TREX-1 inhibitor tool compound and expects to select a TREX-1 inhibitor development candidate for IND-enabling studies in the first half of 2022.

Our Internal Discovery Capability and Team

Tempest built an internal discovery team at Tempest to create and advance small-molecule product candidates with the ideal pharmacological properties to target the tumor micro-environment and/or leverage the immune system. This discovery capability has enabled what Tempest believes is the rapid and efficient generation of a broad pipeline of innovative, orally available therapies, that if approved by the FDA, will be first-in-class. Tempest’s small molecule product candidates target pathways that have been validated in the scientific literature to play key roles in promoting tumor growth and suppressing anti-tumor immunity across a diverse set of cancers.

Tempest leveraged its deep scientific knowledge, long-term established relationships with key opinion leaders, and extensive medicinal chemistry and drug development expertise to develop its current portfolio. Dr. Peppi Prasit, a Tempest founder, serves a continuing role in the design of Tempest’s small molecule therapeutics. Dr. Prasit (see also under Scientific Advisors) has direct involvement in both Tempest’s medicinal chemistry activities and synthetic chemistry activities conducted by contract research organizations. Dr. Prasit has played a pivotal role in the discovery of multiple marketed drugs, including Vioxx® and Arcoxia® while at Merck Frosst, and led the medicinal chemistry of several drugs still under clinical development. Tempest believes that the expertise that Dr. Prasit imparts on the development of its small molecule drugs is a differentiating factor of the potential activity of its product candidates. Tempest designs its molecules to have the ideal pharmacological properties for the targeted pathway and the desired clinical effect. Small-molecule drugs against the same biological target can be highly differentiated from each other based on their respective pharmacokinetic, pharmacodynamic and biophysical properties. For example, many small-molecule drugs are potent when tested in buffer solution but lose a significant amount of potency in physiologically relevant media, such as blood or tumor tissue. Tempest rigorously tests its molecules in whole blood or other physiologically relevant systems and only advances molecules that retain a high degree of activity when tested under such “real world” conditions.

For instance, the Tempest team leveraged Dr. Prasit’s scientific insights gained from developing approved prostaglandin signaling pathway targeted drugs, together with the published literature, to hypothesize that optimal anti-tumor inhibition and immune activation might result from blocking both EP2 and EP4 receptor signaling pathways. Tempest designed TPST-1495 to be a first-in-class dual selective inhibitor of prostaglandin receptors EP2 and EP4 based on this scientific hypothesis. Tempest established the scientific rationale for developing TPST-1120 after discussions with several academic investigators, including Dr. David Spaner, MD, PhD (Sunnybrook Research Institute, Toronto), who found that patients with selected advanced cancers had comparatively elevated levels of long-chain fatty acid amides in peripheral blood that were reduced after responding to approved therapies. These findings, along with the published literature demonstrating the role of lipid metabolism on metastasis, angiogenesis and immune evasion, led Tempest to establish an internal program to develop selective antagonists of PPARα, a transcription factor that regulates lipid metabolism. This pathway is known to be druggable, with the decades-long clinical use of fenofibrates, a class of small molecule PPARα agonists, in patients with dyslipidemia. In addition, several members of the team at Tempest developed the first-in-human small molecule STING agonists at a prior company. The Tempest president, Dr. Tom Dubensky, is recognized as a thought leader in drugging the STING pathway. The insights and experience of the Tempest team, together with the rapidly expanding scientific understanding of the role of innate immunity in developing effective tumor-specific immunity, led Tempest to the scientific hypothesis that the optimal approach to localize activation of the STING pathway to the tumor microenvironment in metastatic disease with an orally available small molecule is through a specific inhibitor of TREX-1, a dsDNA exonuclease known to have elevated expression in tumors. The Tempest team is actively considering other innovative oncology targets that it believes have strong scientific rationale and would address specific unmet medical needs.

The Tempest senior management team, comprised of Steve Brady, CEO, Tom Dubensky, PhD, President, and Sam Whiting, MD, PhD, CMO, possess extensive experience gained over many years in both private and public biotechnology companies in the selection of new targets, discovery of molecules to modulate pathways of interest, and the evolution of program candidates through the full range of clinical development. The team also has substantial financing and strategic transaction experience, including private and public equity and debt financings, product and licensing collaborations, and both private and public M&A. Tempest believes the collective and diverse experience of the team, along with Tempest’s view that a company should be run in accordance with a foundational set of guiding principles, positions the company for success in developing therapies to benefit patients living with cancer. While Tempest believes that its experienced management team represents an important competitive advantage, the historical results, past performance and/or acquisition of companies with which members of its management team have been affiliated do not necessarily predict or guarantee similar results for its company.

Our scientific and clinical advisors includes thought leaders in oncology, immunology and clinical development, including: Toni K. Choueiri, MD, Director, Lank Center for Genitourinary Oncology, Department of Medical Oncology, Dana-Farber Cancer Institute and Co-Leader, Kidney Cancer Program, Dana-Farber/Harvard Cancer Center; Drew M. Pardoll, MD, PhD, Abeloff Professor of Oncology, Director, Bloomberg–Kimmel Institute for Cancer Immunotherapy, Director, Cancer Immunology Program, Johns Hopkins University School of Medicine; Jason Luke, MD, FACP, Associate Professor of Medicine, Hematology/Oncology, and Director of the Cancer Immunotherapeutics Center within the UPMC Hillman Cancer Immunology and Immunotherapy Program; Raymond N. Dubois, MD, PhD, Dean of the College of Medicine at the Medical University of South Carolina; Peppi Prasit, PhD, CEO Emeritus Inception Sciences; Russell Vance, PhD, Professor and HHMI Investigator, University of California, Berkeley; and, Benjamin F. Cravatt, PhD, Professor and Gilula Chair of Chemical Biology, Department of Chemistry, The Scripps Research Institute. Tempest additionally has extensive established relationships with key opinion leaders, or KOLs, with whom Tempest has sponsored research agreements and/or frequently consult to both gain insights on Tempest’s existing pipeline and clinical development strategy and to discuss potential new target opportunities.

As of July 9, 2021, Tempest had 15 employees, including nine holding Ph.D., M.D., JD, LL.M., and/or MBA degrees, and have established internal expertise in chemistry, biochemistry, molecular biology, immunology, pharmacology, toxicology, pre-clinical development, regulatory and quality, translational medicine, and early-to-late-stage clinical development, as well as finance, business development and strategic transactions. An important element of Tempest’s strategy to date has been to utilize consultants with whom Tempest has established relationships over several companies and in the development of multiple innovative oncology therapies, including those skilled in medicinal chemistry, pharmacology and toxicology, translational sciences, clinical operations and medical affairs. Tempest will continue to maintain internal capabilities in R&D and clinical development areas as noted and add experienced and talented scientists in areas, such as medicinal chemistry, that Tempest believes are critical for the discovery of highly differentiated small-molecule compounds. Additionally, while Tempest’s current pipeline consists of orally-available small molecules, the Tempest team is also experienced in the conception, translation and clinical development of simple and complex biologics.

Tempest’s Strategy

The Tempest team has come together to build an integrated company that delivers meaningful therapies to cancer patients, through leveraging its team’s capabilities and research and development engine. Tempest expects to build value for the Tempest shareholders with the following over-arching strategy:

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Effectively advance TPST-1495, its dual EP2/4 antagonist, through clinical development to meaningful data. Tempest plans to complete the TPST-1495 monotherapy dose and optimization stage of the ongoing Phase 1 study in the second of half of 2021, followed by the initiation of monotherapy dose expansion in targeted patient populations, as well as the combination of TPST-1495 with an immune checkpoint inhibitor. Tempest expects to have ORR data from the monotherapy dose and optimization cohort beginning in the first half of 2022, followed by data from the other cohorts beginning in the second half of 2022.

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Facilitate Tempest’s Roche collaboration evaluating TPST-1120 in a randomized, frontline HCC study. Pursuant to the terms of its agreement with Roche, Tempest expects Roche to commence enrollment of patients in mid-2021, and for enrollment to be complete by the end of 2022. Because TPST-1120 is being combined with a standard-of-care first line treatment and randomized against that same standard-of-care, Tempest believes that positive study results may provide multiple strategic opportunities.

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Advance its TREX-1 inhibitor into clinical studies. The Tempest team developed the first-in-human STING agonists in a prior company and are widely acknowledged to be leaders in this pathway. Tempest believes that a selective TREX-1 inhibitor given orally will be an effective approach to engage the STING pathway broadly in the tumor microenvironment of metastatic disease. Tempest’s medicinal chemists have developed a series of compounds with low nanomolar potency against human TREX-1, which Tempest is actively optimizing towards selecting a development candidate for IND enabling activities in the first half of 2022.

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Explore business development opportunities to maximize the potential of its pipeline and extend financial resources. Tempest believes that its pipeline has broad potential, and partnerships that bring additional expertise and/or geographic presence could be important aspects of its progress. Tempest established a clinical collaboration with Roche to evaluate TPST-1120 in a global frontline randomized study in HCC patients, which Tempest believes accelerated the program by years without the risk of the associated global infrastructure build, while retaining global development and commercialization rights. Tempest intends to become a fully integrated biopharmaceutical company and build a targeted sales force in the United States to support the commercialization of its drug candidates, if approved.

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Enhance Tempest’s pipeline by identifying novel oncology targets and in-licensing promising product candidates for oncology. Tempest is actively evaluating and pursuing novel targets, intellectual property and product candidates for acquisition and in-licensing to supplement Tempest’s internal research efforts and continue to build its pipeline of targeted molecules for oncology. Through the team’s focus and expertise in oncology and immunology, as well as established relationships with oncology and immunology thought leaders, Tempest is positioning itself as a partner of choice for innovative oncology drug candidate development. Tempest believes continued advances in the biological understanding of diseases will provide opportunities to further expand its portfolio with preclinical and/or clinical product candidates.

Our programs

TPST-1495: Dual EP2/EP4 Prostaglandin Receptor Antagonist

Program Summary

Our first clinical molecule is TPST-1495, a potentially first-in-class, oral, small molecule dual antagonist of the PGE2 receptors, EP2 and EP4. TPST-1495 is engineered to inhibit only the EP2 and EP4 receptors while sparing the homologous—but differentially active—EP1 and EP3 receptors. There is extensive literature demonstrating that PGE2 both enhances tumor proliferation and inhibits anti-cancer immune function; it is known from the scientific literature that many tumors express elevated levels of the cyclooxygenase enzymes that produce PGE2. The literature supports that PGE2 predominantly drives tumor proliferation by autocrine signaling through EP2 and EP4 receptors on tumor cells and immune suppression through EP2 and EP4 receptors on lymphoid and myeloid immune cells in the tumor microenvironment. Tempest has conducted extensive preclinical studies to test and compare the anti-tumor activities and immune activation of EP2- and EP4-specific inhibition by TPST-1495 to alternative mechanisms of PGE2 inhibition, supporting the improved activity of the TPST-1495 approach. Tempest additionally conducted IND-enabling pharmacology and toxicology studies to support initiation of its ongoing first-in-human Phase 1/1b study of TPST-1495 monotherapy in patients with advanced solid tumors. The company is currently evaluating the safety, tolerability, pharmacokinetics (or PK), pharmacodynamics (or PD) and preliminary anti-tumor activity of TPST-1495 in this multicenter study conducted at Phase 1 units in the United States. Tempest has observed dose-dependent TPST-1495 exposure, on-target pharmacodynamic changes and reduction of tumor-specific biomarkers in the ongoing dose optimization stage of the clinical study. Tempest expects to initiate dose-finding combination studies with anti-PD-(L1) immune checkpoint inhibitor therapy in the second half of 2021 and initiate dose expansion studies with TPST-1495 as monotherapy in targeted patient populations in the first half of 2022.

Prostaglandin E2 enhances tumor progression of diverse cancers

Elevated expression of COX-2 and overproduction of PGE2 is correlated with progression of diverse malignancies by stimulating tumor cell proliferation, survival, evasion and metastasis as well as host angiogenesis. In addition, PGE2 suppresses anti-tumor immunity by inhibiting the function of critical anti-tumor immune effector cell populations such as dendritic cells, natural killer, or NK cells, T cells, and M1 macrophages, while promoting the activity of suppressive immune cell populations, including myeloid-derived suppressor cells, or MDSCs, M2 macrophages, and regulatory T cells. Additionally, recent studies have shown that increased expression of COX-2 and production of PGE2 can play a role in the effectiveness of immune checkpoint inhibitor therapy and in the development of adaptive resistance to therapy. This body of literature provides the scientific rationale for developing therapeutics that maximally inhibit the prostaglandin pathway.

How PGE2 signals through each of its four homologous E-prostanoid G-protein coupled receptor targets, known as EP1, EP2, EP3 and EP4, informed the development of TPST-1495. PGE2 signaling through each of these receptors activates distinct signal transduction pathways. In general, signaling through EP2 and EP4 receptors increases the activity of suppressive immune cell populations found in the tumor microenvironment of metastatic tumors, including myeloid derived suppressor cells, M2 macrophages, regulatory T cells, and exhausted CD8+ T cells. In contrast, EP3 signaling is generally pro-inflammatory and inhibits the activity of EP2 and EP4 receptor signaling. Decreased EP1 and EP3 receptor expression levels has been associated with numerous progressing malignancies. The differential modulation of anti-tumor immune responses by the four individual EP receptors provides the scientific rationale that selective antagonism of only the EP2 and EP4 receptors provides enhanced anti-tumor immunity and improved therapeutic effect, as compared to selective EP4 antagonists or COX-1 or COX-2 inhibitors. Tempest does not believe that preventing signaling through all four EP receptors by inhibiting the production of PGE2 (e.g., with nonsteroidal anti-inflammatory drugs, or NSAIDs, which target both COX-1 and COX-2 or with drugs that target only COX-2) is an optimal therapeutic approach for cancer treatment for two reasons. First, these agents have multiple effects beyond just inhibiting PGE2 production and are associated with renal and cardio toxicities with long-term use, particularly at high doses. Second, and perhaps more importantly, by preventing PGE2 production, these agents prevent PGE2-mediated signaling through EP1 and EP3. Tempest has demonstrated in human immune cell culture systems in vitro that signaling through EP1 and EP3 is required for optimal functional activation of critical immune cell populations required for mounting anti-tumor immunity, such as dendritic cells.

Rationale for Clinical Evaluation of TPST-1495 in Solid Tumors

There is strong evidence in the literature that indicates a role of both EP2 and EP4 in regulating PGE2-mediated immune suppression in the tumor microenvironment, or TME, indicating that effective anti-tumor immunity might be best achieved with a dual EP2/EP4 antagonist. Overall, as a dual antagonist targeting both EP2 and EP4, TPST-1495 offers the potential for unique therapeutic properties as compared to either broad inhibition of PGE2 signaling via COX inhibitors or EP4-specific single antagonists that are currently in clinical development. The Figure below provides a schematic representation for selectively antagonizing both EP2 and EP4 receptors with TPST-1495 and preserving PGE2 signaling through EP1 and EP3 to maintain functional immunity. Increased levels of EP2 and EP4 receptor expression is correlated with tumor progression, most notably in colorectal carcinoma; EP2 and EP4 receptor signaling has also been associated with enhanced tumorigenesis. Subjects with all histologic types of solid tumors are eligible for Tempest’s ongoing Phase 1/1b study of TPST-1495. However, enrollment of subjects with colorectal cancer, non-small cell lung cancer, squamous cell carcinoma of the head and neck, urothelial cancer, endometrial cancer, and gastroesophageal junction or gastric cancer are specified in the protocol as being preferred histologies, as the data from preclinical studies evaluating EP2 and EP4 antagonists in vivo as well as gene expression profiling from primary human tumors (data from the Cancer Genome Atlas) indicate that these tumor types may be particularly susceptible to an anti-EP2 and anti-EP4 dual antagonist.

TPST-1495 Mechanism of Action

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Table of Contents

TPST-1495 Antagonist Activity is Selective and Specific to EP2 and EP4

Tempest evaluated TPST-1495 as a competitive antagonist to PGE2 signaling in a calcium flux assay against human EP1, EP2, EP3 and EP4 using commercially available cell lines that individually express a single designated EP receptor. PGE2 binding to the four related EP receptors leads to distinct downstream signaling events due to the different G protein coupling status of each receptor. EP1 and EP3 signaling activates calcium flux and EP2 and EP4 signaling stimulates the production of immune suppressive cAMP. In order to use calcium flux as a consistent readout for the binding of all four EP receptors to PGE2, cell lines stably expressing EP2 or EP4 were also transfected with a promiscuous G protein. This enabled the activation of the calcium signaling pathway in response to binding of PGE2 to EP2 and EP4. TPST-1495 did not achieve 50% inhibition of EP1 or EP3 at concentrations up to 30 µM, and the IC50 values in two independent experiments were calculated to be 134,200 nM and 108,800 nM for EP1 and EP3, respectively. In contrast, the calculated IC50 for EP2 was 17.21 nM in 14 independent experiments and 3.24 nM for EP4 in15 independent experiments. Tempest believes that these experimental results indicate that TPST-1495 is a highly selective and specific dual antagonist of EP2 and EP4 PGE2 receptors.

Tempest evaluated TPST-1495 selectivity in vitro in a broad Eurofins Cerep screen of 75 targets, supplemented by additional adenosine transporter binding and uptake assays. In the presence of 10 µM TPST-1495, mean inhibition of specific binding for all binding targets was less than 50% with the exception of the adenosine transporter assay. Tempest believes that these results suggest that TPST-1495 is highly selective and does not significantly bind or affect the activity of a broad range of targets. Tempest subsequently determined that the IC50 for inhibition of adenosine uptake was 0.26 µM, which is approximately 16-fold higher than the observed maximum unbound concentration of 0.016 µM TPST-1495 at a clinical dose of 25 mg.

Summary of TPST-1495 Preclinical Results

Tempest conducted an extensive series of in vitro and in vivo experiments to assess the activity of TPST-1495 to support the rationale for its clinical evaluation. In this section Tempest shows some of its experimental results which Tempest believes collectively indicate that dual antagonism of the EP2 and EP4 PGE2 receptors is an innovative approach to overcome PGE2 immune suppression in human immune cell culture systems in vitro and inhibits tumor development in several mouse tumor models. Additionally, Tempest believes that these results demonstrate that TPST-1495 has significantly increased anti-tumor activity in these experimental systems as compared to single EP4 antagonist molecules.

TPST-1495 Reverses PGE2-Mediated Suppression of Monocyte to Dendritic Cell Differentiation and Activation

Tempest conducted experiments to evaluate the ability of TPST-1495 to reverse PGE2-mediated suppression of primary human monocyte to dendritic cell differentiation and activation in vitro. Shown in the Figure below, TPST-1495 induced a dose-dependent reversal of PGE2-mediated inhibition of CD1a+/CD16- DC differentiation, with a composite IC50 value for the restoration of DC differentiation under PGE2 suppression of 332 nM (calculated from pooled normalized data from 21 independent experiments; 95% confidence interval 251-439 nM) (Panel A). Cells differentiated in the presence of TPST-1495 also exhibited a dose-dependent increase in expression of CD86+, a co-stimulatory marker known to be expressed on mature activated DCs (Panel B), and a converse effect on expression of CD163+, a marker for immunosuppressive M2 macrophages (Panel C). TPST-1495 also demonstrated a dose-dependent reversal of PGE2-mediated inhibition of the proinflammatory cytokines interleukin (IL)-12p70 and TNFα (see second Figure below). This series of experiments indicates that TPST-1495 targeting both EP2 and EP4 receptors is more potent at overcoming PGE2 immune suppression compared to a single EP4 receptor antagonist.

TPST-1495 Appears to Reverse PGE2-Mediated Immune Suppression in Human Monocytes

Tempest also evaluated the comparative capacity for TPST-1495 and the single EP4 antagonist E7046 (TPST-7317) to reverse prostaglandin-mediated immune suppression in conditions of both high and low PGE2 concentrations in human monocyte cultures in vitro. The literature indicates that plasma PGE2 levels in healthy individuals range from 30 to 336 pM; importantly, PGE2 levels in the TME can be elevated up to 3 nM. However, the actual level in the TME is likely much higher than reported due to the short half-life of PGE2. The rationale for conducting this experiment was to test the capacity of TPST-1495 to reverse immune suppression in a broad range of PGE2 levels that may encompass the range in the TME. Shown in the figure below, in the presence of 500nM PGE2 (blue curves), the observed concentration of TNFα was significantly lower than with 10nM PGE2 (green curves) which is likely due to increased suppression of PGE2 signaling through EP receptors. In both low and high PGE2 conditions, TPST-1495 rescued the production of TNFα by monocytes. In contrast, the single EP4 antagonist E7046 was only able to partially rescue TNFα production when PGE2 concentrations were below the Kd for EP2 (green curve, right graph). When PGE2 concentrations were above the EP2 Kd (blue curve, right graph), the single EP4 antagonist was unable to rescue TNFα production due to the redundancy of inhibition by PGE2 signaling through the EP2 receptor. These results suggest that at appropriate dose levels, TPST-1495 may completely block signaling through both EP2 and EP4 pathways in the TME and that this dual blockade is more effective than EP4 blockade alone to reverse PGE2-mediated immune suppression.

Antagonism of Both EP2 and EP4 Receptors with TPST-1495 is Required to Reverse Immune Suppression in Human Monocytes at High and Low Prostaglandin Levels

TPST-1495 Activity in Mouse Tumor Models

Tempest conducted extensive experiments in several tumor mouse models to evaluate the anti-tumor activity of TPST-1495 and to compare its potency to a single EP4 antagonist E7046, developed by Eisai Co. Ltd., or Eisai. Tempest believes that these experimental results demonstrate that TPST-1495 has increased therapeutic activity in tumor-bearing mouse models and has significantly improved anti-tumor activity compared to single EP4 antagonists. As shown in the figure below, TPST-1495 demonstrated significant efficacy as monotherapy when given to Balb/c mice bearing established flank CT26 colon tumors. In these experiments, Tempest analyzed immune compartments in the TME using flow analysis and immunohistochemistry, or IHC, to evaluate whether the anti-tumor effects observed in this model correlated with changes in tumor-infiltrating lymphocytes, or TILs. Administration of TPST-1495 at 100 mg/kg BID significantly increased the total T cell number and percentage of CD4+ and CD8+ T cells within the tumor compared to vehicle control. Specifically, immunodominant AH1 tumor antigen specific CD8+ T cells (AH1 tetramer+) were significantly elevated (p = 0.035). Mice treated with TPST-1495 demonstrated immune activation, with increased effector to Treg cell ratio (p=0.0001). Consistent with increased T cells in the TME, the absolute number and frequency of AH1 tetramer+ T cells was also significantly elevated in the tumor draining lymph node.

TPST-1495 Anti-Tumor Response in Mice Correlates with Increased CD8+ T cells and Reduced Tregs in the TME

As shown in the figure below, TPST-1495 anti-tumor efficacy in the CT26 colon tumor model was significantly diminished when CD8+ T cells were depleted from the mouse with anti-CD8 antibodies. Additionally, treatment with anti-CD8 antibody reversed the effects of TPST-1495 on tumor infiltration, with a large reduction of CD8+ T cells and AH1 rejection antigen specific CD8+ T cells (data not shown).

CD8+ T cells are Required for the TPST-1495 Mediated Anti-Tumor Response

in the CT26 Colon Tumor Model

The published literature indicates that blockade of the prostaglandin pathway in mice bearing non-inflamed or “cold” tumors leads to the recruitment of IFNg expressing NK cells, the development of tumor-specific CD8+ T cell immunity and tumor reduction. To support the rationale for combination of TPST-1495 with anti-PD-1 immune checkpoint inhibitors in patients, Tempest tested the possible increased anti-tumor activity in the CT26 model by combining TPST-1495 and anti-PD-1 monoclonal antibody therapies. Shown in the figure below, TPST-1495 alone exhibited a 35% reduction in tumor growth compared to vehicle-treated animals (n = 10 per group). A 31% reduction in tumor growth was observed in mice given anti-PD-1 monotherapy. When combined, TPST-1495 and anti-PD-1 decreased tumor growth by 73%, a significant reduction when compared to either the TPST-1495 (p = 0.036) or anti-PD-1 monotherapy cohorts (p = 0.004).

TPST-1495 Synergistic Activity with anti-PD1 Combination in CT26 Tumor Bearing Mice

Tempest also evaluated the anti-tumor activity of TPST 1495 in a spontaneous mouse model which recapitulates many aspects of human CRC. The so-named ApcMin/+ mice harbor one copy of the multiple intestinal neoplasia (Min) mutant allele of the adenomatous polyposis coli, or(APC, locus and spontaneously develop multiple tumors primarily in the small intestine. Both humans and mice bearing APC mutations are predisposed to the spontaneous formation of adenomas and adenocarcinomas; humans with APC mutations typically develop tumors throughout the small and large intestine. To test the impact of TPST-1495 therapy on small intestine tumor development in the ApcMin/+ model, mice were treated, starting at the age of six weeks, with 100 mg/kg TPST-1495 (n = 12) or methylcellulose (MC) vehicle (n = 12) by twice daily gavage for the duration of eight weeks. The anti-tumor efficacy of dual antagonism of EP2 and EP4 receptors by TPST-1495 was compared to a single EP4-specific receptor antagonist, TPST-7317, which corresponds to E7046, the molecule developed by Eisai and is in clinical development by Adlai Nortye Biopharma. 24, six-week-old ApcMin/+ mice were randomly divided into three groups and treated with methylcellulose vehicle control, or MC, MC-containing TPST-1495 (100 mg/kg) or TPST-7317 (100 mg/kg) by twice-daily gavage for eight weeks. The EP4 antagonist IC50 was comparable for both compounds. As shown in the figure below, TPST-7317 did not significantly inhibit the number and/or size of small intestine tumors (33.83 ± 3.95 tumors in control mice compared to 30.67 ± 3.63 tumors in TPST-7317 treated mice, p = 0.5683). In contrast, treatment of mice with TPST-1495 resulted in an approximately five-fold reduction in tumors compared to control mice (6.33 ± 1.65 tumors per small intestine; p < 0.0001). Tempest believes that these results demonstrate that TPST-1495 has potent anti-tumor activity as monotherapy and that antagonizing both EP2 and EP4 is significantly more effective at reducing tumor lesions in ApcMin/+ mice compared to single EP4 antagonists.

Dual EP2 and EP4 Antagonism with TPST-1495 has Significantly Increased Anti-Tumor Potency Compared to a Single EP4 Antagonist in the APC Mouse Model of Human CRC

Significance: * p < 0.05, *** = p < 0.001, **** = p < 0.0001; TPST-7317 is E7046 single EP4 antagonist developed by Eisai

IND-Enabling Toxicology Studies

The toxicology program for TPST-1495 was designed to evaluate its toxicity profile, enable selection of an appropriate clinical starting dose, and support the oral administration of TPST-1495 to advanced cancer patients. Potential toxicity was characterized in 28-day repeated-dose good-laboratory-practice, or GLP, studies conducted in two relevant species, rats and monkeys.

The primary microscopic target organ in the TPST-1495 toxicology program, common to both species, was the gastrointestinal, or GI, tract. In monkeys, liquid or nonformed feces was noted. Microscopic findings of erosion/ulceration and inflammation in the GI tract were the main observations, which were reversible after a 28-day recovery period. In the rat, the locations of the findings were primarily in the stomach and duodenum, while in the monkey, the locations of findings were the stomach, cecum, and colon.

In the 28-day GLP repeat-dose study conducted in rats, since GI tract microscopic findings were adverse at all doses tested, a no-observed-adverse-effect-level, or NOAEL, was not established. However, the highest non-severely toxic dose, or HNSTD, was 300 mg/kg/day. Clinical pathology findings were limited to animals given ≥ 30 mg/kg/day and were consistent with inflammation and blood loss with a regenerative response. Glandular stomach ulcers and/or erosions were observed microscopically in animals at all doses and were associated with inflammatory infiltrates and/or hemorrhage, but the findings were of low incidence and lacked a dose response. Stomach ulcers and erosions were considered adverse at all TPST-1495 doses. At the end of the 28-day drug-free recovery period, there were no ulcers or erosions apparent in animals in any dose group.

In the 28-day GLP repeat-dose study conducted in monkeys, the NOAEL was 100 mg/kg/day. In addition to the GI tract, target organs identified in the monkey included the kidney and liver. Findings in these two organs were only observed at higher doses in initial non-GLP monkey repeat-dose studies. At high doses, moderate to marked increases in urea nitrogen and creatinine were noted, with increased inorganic phosphorus concentrations. Microscopically, kidney findings were characterized as renal tubular degeneration/necrosis, with associated mixed cell inflammation in two animals given 500 mg/kg/day. Clinical chemistry parameters that were increased included total bilirubin, alkaline phosphatase (ALP), alanine aminotransferase (ALT) and aspartate aminotransferase (AST). Histologic liver findings consisted of hepatocellular hypertrophy, hepatocyte vacuolation, periportal inflammation, and/or Kupffer cell hyperplasia of animals administered ≥ 150 mg/kg/day.

TPST-1495 was not mutagenic in a non-GLP bacterial mutation assay, and was found to be not phototoxic in a GLP study conducted in rats.

Ongoing TPST-1495 Phase 1a/1b Clinical study: Overview

Tempest initiated a first-in-human Phase 1 study in May 2020 to evaluate the safety, tolerability, PK, PD and preliminary anti-tumor activity of TPST-1495 in a multicenter, open-label, dose-escalation, dose and schedule optimization, and expansion study in subjects with advanced solid tumors. Subjects with all histologic types of solid tumors are eligible for the dose-escalation and schedule and dose optimization stages, and to be eligible for study, subjects must have no remaining standard therapy known to confer clinical benefit. The study is composed of three stages. First, the dose-escalation stage will determine the maximum tolerated dose, or MTD, and/or RP2D of single-agent TPST-1495 administered twice daily, or BID. Second, the schedule and dose optimization stage will evaluate alternative TPST-1495 administration schedules and determine a RP2D for the selected schedule. Third, an expansion stage will evaluate the activity of TPST-1495 in targeted patient populations.

The dose escalation stage of the Phase 1a/1b clinical trial was completed in Q1 2021 and patients currently are enrolling in the schedule and dose optimization stage. During the dose escalation stage, TPST-1495 was initially administered on a BID schedule. However, higher than predicted exposure, i.e., greater than IC90 of the EP2 and EP4 receptors at trough exposure, was associated with reduced GI tolerability that limited chronic dosing by subjects on the BID schedule. On the current schedule and dose optimization stage of the trial, TPST-1495 is administered once daily, or QD, and is being evaluated on a continuous dosing and an intermittent dosing schedule of days 1-5, every 7 days. Tempest’s hypothesis is that the trough exposure levels achieved with QD dosing will improve gut homeostasis and tolerability for chronic dosing while maintaining the Cmax drug levels that Tempest believes block EP2/EP4 receptor signaling in the TME, thereby providing clinical benefit to subjects during chronic dosing. Both the QD continuous and intermittent administration schedules will be tested at the 25 mg dose level, and possibly higher and lower dose levels.

Overview of Clinical Pharmacology

Pharmacokinetic, or PK, analyses revealed that the drug exposure at steady state in subjects who received the BID dosing schedule remained well above the human whole blood IC50 values for the EP2 and EP4 receptors at 50 mg and 25 mg dose levels. The figure below shows the TPST-1495 concentration-time profiles following a single dose on Day 1 and steady state drug concentrations on Day 8 for the QD or BID dosing schedules. The PK profiles on Days 1 and 8 of study subjects treated at 25 mg on the QD schedule demonstrated that once daily dosing of TPST-1495 reduced the minimum observed plasma concentration, or Cmin, and the steady state exposure levels of drug compared to the BID schedule. Tempest believes that improved exposure on the QD schedule facilitates intestinal mucosal homeostasis and is associated with improved drug tolerability compared to the BID schedule. Based upon the improved drug exposure and tolerability on the QD schedule, we have selected the QD schedule as the preferred schedule for TPST-1495 administration.

Mean Concentration-Time Profiles by Dose Level for TPST-1495

for 25 mg and 50 mg BID and QD Dosing Schedules

Abbreviations: BID = twice a day; D = day; h = hour; IC50 = half maximal inhibitory concentration.

For BID administration, Day 1 PK is following a single dose, Day 8 is BID, and Day 22 is BID.

Error bars are standard deviations around the mean.

Our pharmacodynamic, or PD, assessment in subjects treated with TPST-1495 includes both the PGE2 whole blood immune suppression assay conducted with patient blood discussed in the nonclinical section and measurements of a stable metabolite of PGE2 known as PGEM in the urine. Shown in the figure below, the first PD results indicate target engagement in subjects dosed with 25 mg TPST-1495, as indicated by the reversal of PGE2 immune suppression in the whole blood assay, as shown by the increase of TNFα production in whole blood monocytes due to TPST-1495 exposure. Tempest has also observed increased levels of PGEM in the urine, resulting from TPST-1495 antagonism of EP2 and EP4 receptors (inferred through measurement of the PGEM metabolite).

Recovery of TNF-a Production in Whole Blood on the First Day Following Dosing

with 25 mg and 50 mg TPST-1495

Percent increase of TNF-α measured in subjects’ whole blood as indicated by ELISA following stimulation with LPS alone with and without exogenously added PGE2 sampled at the times indicated in the legend post dosing. The values expressed reflect the percent recovery of TNF-α production observed in the presence of PGE2 and TPST-1495 in subject plasma as compared to the level TNF-α production in subject plasma stimulated with LPS alone (without PGE2).

Overview of Preliminary Clinical Safety

As of June 28, 2021, 27 subjects have enrolled into the ongoing TPST-1495-001 study and received at least one dose of TPST-1495 as monotherapy. Enrollment is ongoing and the MTD and/or RP2D are not yet identified. The safety profile of TPST-1495 has been characterized by predominantly (70%) low and moderate Grade 1-2 treatment related adverse events, or TRAE, with 30% of the 27 safety subjects experiencing a Grade 3 TRAE. The most common TRAEs of any grade have been diarrhea (26%), abdominal pain (26%), dyspepsia (22%), anemia (19%), fatigue (19%), and nausea (15%). The only Grade 3 TRAE reported in more than one study subject is anemia (11%).     There have been no reported Grade 4 or Grade 5 AEs.

TPST-1495 Treatment-Related Adverse Events

Preferred Term (PT)	All Grades N=27		Grade 3 N=27
Abdominal pain	7	(26%)
Diarrhea	7	(26%)	1	(4%)
Dyspepsia	6	(22%)
Anemia	5	(19%)	3	(11%)
Fatigue	5	(19%)
Nausea	4	(15%)
Oedema peripheral	3	(11%)
Vomiting	3	(11%)

Gastrointestinal hemorrhage	3	(11%)	1	(4%)
Abdominal distension	2	(7%)
Dizziness	2	(7%)
Hematochezia	2	(7%)
Lymphopenia	2	(7%)	1	(4%)
Esophageal hemorrhage	1	(4%)	1	(4%)
Abdominal discomfort	1	(4%)
Abdominal pain upper	1	(4%)
Alanine aminotransferase increased	1	(4%)
Aspartate aminotransferase increased	1	(4%)
Blood alkaline phosphatase increased	1	(4%)	1	(4%)
Blood creatinine increased	1	(4%)
Chest pain	1	(4%)
Chills	1	(4%)
Colitis	1	(4%)
Constipation	1	(4%)
Decreased appetite	1	(4%)
Dehydration	1	(4%)
Diverticulitis	1	(4%)
Duodenal ulcer	1	(4%)
Dyspnoea	1	(4%)
Steatorrhea	1	(4%)
Flatulence	1	(4%)
Gastric ulcer	1	(4%)
Gastrointestinal pain	1	(4%)
Gastrooesophageal reflux disease	1	(4%)
Hemoglobin decreased	1	(4%)
Melaena	1	(4%)
Mucosal Inflammation	1	(4%)
Neutropenia	1	(4%)
Pruritus	1	(4%)
Pyrexia	1	(4%)
Rash maculo-papular	1	(4%)
Rash pruritic	1	(4%)
Renal pain	1	(4%)
Thrombocytopenia	1	(4%)
Tumor pain	1	(4%)

Overview of Preliminary Clinical Activity

As of June 28, 2021, 27 subjects have enrolled into the study and received at least one dose of TPST-1495 as monotherapy treatment. The Swimmer’s plot shown below summarizes the TPST-1495 treatment duration (in some cases ongoing) of all dosed patients in this intent-to-treat population and is annotated with the Best Overall Response, or BOR, for subjects who achieved 0% tumor growth or reduction of target lesions on treatment. Of note, these emerging data indicate that subjects starting on (or reduced to) the QD schedule at the current 25 mg dose have a generally increased duration of treatment and improved objective tumor response compared to the BID schedule, consistent with improved tolerability and more prolonged dosing with the QD schedule. In addition, four patients on the 25 mg QD dose schedule experienced a reduction in disease specific tumor marker, i.e., PSA and CEA in prostate and colon cancer subjects respectively. With 1 subject ongoing before first tumor assessment, a best response of stable disease, or SD, has been observed in 35% (9/26) of study subjects treated to date, including shrinkage of measurable disease up to -13%. Enrollment into the dose and schedule optimization cohorts continues with identification of the monotherapy RP2D anticipated by the end of 2021 or in early 2022.

TPST-1495 Treatment Duration and Best Overall Response

*

Asterisk denotes a dose reduction during course of study; asterisked 25mg BID patients changed schedule to 25mg QD. Data source are electronic data capture and site clinical site communications and are preliminary partially-unmonitored data. For ongoing patients, last dose of TPST-1495 assumed to be June 28, 2021. Subjects shown in the Figure were enrolled into the Dose Escalation or the schedule and dose optimization arms of the Phase 1a/1b clinical study.

Overview of TPST-1495 Next Steps

Once the TPST-1495 monotherapy RP2D and schedule are identified, Tempest plans to initiate focused expansion cohorts to evaluate monotherapy TPST-1495 in (i) specific patient populations that are strongly associated with prostaglandin signaling and high expression of EP2 and EP4 receptors, and (ii) a biomarker-defined basket cohort limited to patients with an activating mutation in a gene associated with anti-tumor benefit from inhibition of prostaglandin signaling in both preclinical and clinical studies. Additionally, in the second half of 2021, Tempest plans to initiate the evaluation of TPST-1495 in combination with anti-PD-1 therapy based upon the strong preclinical evidence generated by Tempest that TPST-1495 reduces the immune suppressor cell population and increases immune effector cells in the tumor microenvironment, as well as the strong combinatorial activity of TPST-1495 and anti-PD-1 therapy in immune competent in vivo preclinical models.

TPST-1120: PPARα Transcription Factor Antagonist

Overall Program Summary

TPST-1120 is potentially a first-in-class oral, small molecule antagonist of Peroxisome Proliferator-Activated Receptor-alpha, or PPARα, currently in multicenter, open-label, dose-escalation, Phase 1a/1b clinical studies as both monotherapy and in combination with nivolumab in patients with advanced solid tumors. The dose escalation phase of the clinical study has been completed, and the combination arm is ongoing. Tempest has observed evidence of TPST-1120 clinical activity in the dose escalation arms, and plans to disclose the results of the monotherapy and combination therapy dose escalation studies in the first half of 2021. Tempest expects to initiate a multicenter global randomized Phase 1b/2 clinical study in collaboration with Hoffman-La Roche Ltd. in the mid 2021 that will evaluate TPST-1120 in combination with atezolizumab (Tecentriq®) and bevacizumab (Avastin®) in previously untreated patients with advanced hepatocellular carcinoma, or HCC.

As illustrated in the figure below, tumors evolve to modulate metabolism to promote their own survival, promote angiogenesis and to evade immune recognition. PPARα is a transcription factor that is activated through binding of long-chain fatty acid ligands, which in turn regulates the expression of >100 genes that control glucose and lipid homeostasis, inflammation, proliferation, differentiation and cell death. Included among these regulated genes are those that enable FAO and b-oxidation metabolic pathways in cellular peroxisomes and in mitochondria. An FAO metabolic profile is associated with tumor proliferation, induction of angiogenesis and immune suppression. Published studies and internal Tempest analyses of over 9,000 primary or metastatic tumor samples in the TCGA public database reveal a metabolic gene expression profile characterized by increased PPARα, FAO genes and lipogenesis associated with increased metastatic potential and reduced survival enrichment among multiple cancers, including HCC, cholangiocarcinoma, breast carcinoma, colorectal adenocarcinoma, RCC, lung adenocarcinoma, and prostate adenocarcinoma. TPST-1120 is designed to collectively block the pathways that support tumor cell proliferation, angiogenesis and immune suppression, resulting in reduced disease and patient benefit.

TPST-1120 Mechanism of Action

Rationale for Clinical Evaluation of TPST-1120 in Solid Tumors: The Role of PPARα in Cancer

Peroxisome Proliferator-Activated Receptors, or PPARs, are ligand-activated transcription factors involved in the regulation of glucose and lipid metabolism homeostasis, inflammation, proliferation, differentiation and cell death. The three PPAR subtypes, PPARα, PPARg and PPARb/d, are activated in tumors, where they appear to modulate cell proliferation, differentiation and survival, supporting an important role of PPARs in cancer biology. PPARα regulates the expression of about 100 genes, including those that produce enzymes that enable metabolic processes in cellular peroxisomes and mitochondria known as fatty acid oxidation, or FAO, or ß-oxidation. PPARα expression levels and FAO metabolism is increased in selected healthy, including liver, heart, skeletal muscle, brown adipose tissue, and kidney.

It has been published that multiple human hematologic and solid tumor malignancies demonstrate comparatively increased expression levels of the PPARα transcription factor, its activating ligands including long-chain fatty acids, and PPARα induced genes. This metabolic profile has been observed in hypoxic metastases and extends to immune suppressor cell populations that include myeloid- and lymphoid-derived effector cell populations in the tumor microenvironment, such as dendritic cells and CD8+ T cells which are rendered non-functional, or exhausted, by virtue of utilizing FAO. These published findings indicate that the FAO metabolic pathway enables both tumor cell proliferation and evasion of tumor-specific immune recognition. Tempest interrogated the TCGA public data base to determine which human cancers expressed the highest levels of PPARα and 30 of its targeted genes. Interestingly, Tempest found that FAO is a favored metabolic pathway in HCC, cholangiocarcinoma, breast carcinoma, colorectal adenocarcinoma, RCC, lung adenocarcinoma, and prostate adenocarcinoma. This analysis has served as a primary rationale along with the published literature to guide Tempest’s TPST-1120 initial clinical strategy.

In support of Tempest’s clinical strategy to evaluate TPST-1120 in patients with HCC, it has been shown in published preclinical studies that therapeutic benefit is observed in mice bearing activated b-catenin pathway liver tumors—also common in human HCC—given a small molecule drug known as etomoxir which targets an FAO pathway protein known as CPT1. In a separate line of investigations, PPARα-deficient mice have been shown to be refractory to the liver carcinogenic effects of an activated ß-catenin pathway or by treatment with the PPARα fibrate agonist WY14643, which is carcinogenic in wild-type mice. The foundational scientific rationale for targeting PPARα with an antagonist was demonstrated in a published study describing a series of experiments conducted in PPARα deficient mice. When these mice were implanted with tumors—which also lacked a functional PPARα gene—the tumors initially established, grew, but then spontaneously completely regressed, due to an inability to convert to FAO metabolism to support continued tumor proliferation. These reports and others support the scientific rationale for targeting the PPARα for the treatment of cancer. Although there have been a few PPARα antagonists that have exerted beneficial effects in preclinical cancer models, to date, no selective PPARα antagonists have been tested in human trials.

Summary of TPST-1120 Preclinical Results

Tempest has conducted pre-clinical pharmacology studies along with PK and toxicology studies with TPST-1120 to support its ongoing evaluation for the treatment of patients with advanced solid tumors. The combined results of the preclinical studies that Tempest has performed indicate that the TPST-1120 anti-tumor response mechanism of action involves both directly inhibiting tumor proliferation and targeting suppressive immune response pathways to promote effective tumor-specific immunity. Tempest’s preclinical results support the large body of published literature that the PPARα target genes play an integral role in tumor growth, angiogenesis and evasion of immune recognition and provide the scientific rationale for targeting this pathway with TPST-1120.

Specifically, TPST-1120 has shown the following properties in nonclinical studies:

•	Potent human PPARα binding (time-resolved fluorescence resonance energy transfer [TR-Fret] reporter EC50 = 0.011 µM)

•	Potent human PPARα inhibition (luciferase reporter IC50 = 0.052 µM)

•	Direct and dose-dependent inhibition of cultured primary tumor cells from 14 patients with chronic lymphocytic leukemia

•	Promotion of macrophage repolarization (increase in M1/M2 ratio) in PancOH7 syngeneic tumor model

•

Therapeutic benefit of TPST-1120 in syngeneic mouse MC38 colorectal cancer model in parental C57BL/6 mice, but not in Goldenticket (STING-/-) or in BatF3 gene knockout mice, indicating an immunomodulatory mechanism, operating through Stimulator of INterferon Genes (STING) and CD8α dendritic cells

•

Restoration of thrombospondin-1 (TSP-1) to homeostatic levels in B16F10 and PancOH7 models, suggesting TSP-1 plays a role in TPST-1120 anti-tumor activity. TSP-1 has been shown to be a potent endogenous inhibitor of angiogenesis

•	Inhibition of growth of melanoma (B16F10), colon (MC38) and Lewis lung syngeneic carcinoma models with TPST-1120 monotherapy at a dose of 30 mg/kg twice daily

•	Significant synergistic inhibition of growth of syngeneic mouse MC38 colorectal and ID8 ovarian cancer models in combination with anti-programmed cell death protein 1 (PD-1)

•	Induction of anti-tumor immune memory in an orthotopic ID8 ovarian and syngeneic MC38 colorectal cancer models when combined with anti-PD-1

•	Synergistic response with chemotherapies including gemcitabine in PancOH7 model and paclitaxel in Lewis lung carcinoma

The figure below shows experimental results that are illustrative of the TPST-1120 dual mechanism of action, or MOA, targeting both tumor cells and suppressive immune cell populations. The left upper panel demonstrates that TPST-1120 can directly kill three different HCC human tumor cell lines in vitro in a dose-dependent fashion, consistent with Tempest’s findings from the Human Cancer Genome, or TCGA, database that HCC had the highest level of PPARα-induced genes of all malignancies. Tempest’s TCGA analysis also demonstrated that renal cell cancer, or RCC, is an FAO-reliant malignancy. Shown in the lower left panel in the figure below, TPST-1120 monotherapy inhibited tumor growth in immune deficient mice implanted with Caki-1 human RCC tumor cells. The experimental results shown in the right panel below were conducted in C57BL/6 mice bearing syngeneic MC38 colon tumors and treated TPST-1120. Tempest analyzed two immune cell populations in the MC38 TME to test whether TPST-1120 therapy inhibited suppressive or non-functional immune cell populations. Using BODIPY flow cytometry, which is a method to measure cellular uptake of long chain fatty acids, Tempest found that TPST-1120 therapy inhibited uptake of the PPARα transcription factor activating ligand in toleragenic dendritic cells, thus inhibiting the preferred metabolic pathway of this suppressive immune cell population. Shown in the right panel of the Figure, TPST-1120 treatment of MC38 tumor-bearing mice also reduced the expression of PD-1, LAG-3 and TIM-3 exhaustion markers on tumor infiltrating CD8+ T cells.

TPST-1120 Directly Inhibits Tumor Cell Proliferation and Immune Suppression in the TME

Immune checkpoint blockade enhances anti-tumor immunity by restoring the activity of cytotoxic T (Teff) cells. Emerging experimental results suggest that inhibiting FAO with a PPARα antagonist may target resistance mechanisms to both anti-PD-L1/PD-1 and anti-VEGF therapies. Upon ligation between PD-1 on tumor-infiltrating T cells with PD-L1 expressed on tumor cells, metabolic T-cell re-programming occurs, which is characterized by a shift from glycolysis to FAO, thereby restricting T-effector cell differentiation and promoting suppressive T-regulatory cells. The rationale for targeting PPARα is to inhibit suppressive immune cells in the tumor microenvironment and promote the function and/or recruitment of cytotoxic T effector cells, thus enhancing the efficacy of anti-PD-L1 blockade. In this context, inhibiting FAO metabolism has the combined effect of inhibiting tumor cell growth directly and also the metabolism of suppressive immune cell populations, markedly improving the success of immunotherapies. These observations support both the scientific rationale and provide insights into clinical evaluation of combining TPST-1120 with PD-(L)-1 immune checkpoint inhibitor antibodies. Shown in panel A in the figure below, while both TPST-1120 or anti-PD-1 monotherapy inhibited outgrowth of established flank MC38 tumors, the combination of these two agents resulted in synergistic anti-tumor activity. Shown in panel B, MC38 tumor-bearing mice cured by the combination therapy, unlike age-matched naïve control mice, were completely refractory to tumor growth when rechallenged with autologous MC38 tumor cells. These results demonstrate that TPST-1120 in combination with anti-PD-1 induced lasting tumor-specific immune memory.

Significant Anti-Tumor Activity and Induction of Tumor-Specific Immune Memory is Observed in MC38 Colon Tumor Bearing Mice Given with TPST-1120 + anti-PD-1 mAb Combination Therapy

PPARα orchestrates the metabolic re-programming to utilize FAO as the main energy source in mice with ß-catenin-activated HCC. PPARα deficient mice are refractory to the liver carcinogenic effects of the activated ß-catenin pathway and the PPARα fenofibrate agonist WY14643. Since a significant proportion (up to 50%) of HCC cancers have Wnt-ß-catenin pathway activation, Tempest tested the activity of TPST-1120 in the Hepa 1-6 tumor cells, which are a syngeneic ß-catenin driven HCC tumor. Shown in panel A of the figure below, Tempest observed a synergistic reduction in established tumor volume and long-term durable cures when TPST-1120 therapy was combined with an anti-PD-1 antibody. Additionally, tumor resistance to anti-angiogenic drugs is associated with elevated lipogenesis and FAO, primarily through the vascular regression and hypoxic environment that this class of therapies engenders. In response, tumor cells can switch to FAO as a mechanism of resistance against anti-angiogenic therapy. The published literature indicates that in the MC38 CRC model, inhibiting FAO is highly effective in overcoming this resistance when administered in combination with anti-VEGF therapy. Tempest confirmed that combination of TPST-1120 with anti-angiogenesis therapy confers potent anti-tumor activity. Shown in panel B of the Figure below, Tempest’s preliminary results show complete reduction of established MC38 tumors in mice given a combined therapy of TPST-1120 with the approved VEGF receptor tyrosine kinase inhibitor cabozantinib. Taken together, the experimental results shown in this Figure provide the scientific rationale for the planned clinical evaluation of TPST-1120 therapy in front-line HCC in combination with atezolizumab and bevacizumab, and evaluation of TPST-1120 in combination with cabozantinib in FAO-reliant malignancies such as HCC and RCC.

Anti-Tumor Activity of TPST-1120 Combination Therapy with Immune Checkpoint or Angiogenesis Inhibitors

IND-Enabling Toxicology Studies

The toxicology program for TPST-1120 was designed to evaluate its toxicity profile, enable selection of an appropriate clinical starting dose, and support the oral administration of TPST-1120 to advanced cancer patients. Potential toxicity was characterized in 28-day repeated-dose good-laboratory-practice (GLP) studies conducted in two relevant species, rats and dogs. In the GLP study conducted in rats, audible respiration with labored respiration caused the early sacrifice of one rat at 1000 mg/kg/day. A similar finding had been noted in a non-GLP 14-day repeated-dose study, where there were five deaths and wheezing was reported as a clinical sign at 1000 mg/kg/day. There was no pathologic cause of death for this finding. In the GLP study, a dose of 750 mg/kg/day was considered to be the severely toxic dose in 10% of animals (STD10), while the no-observed-adverse-effect level (NOAEL) was 250 mg/kg/day

In the 28-day GLP repeat-dose toxicity study conducted in dogs, the highest non-severely toxic dose (HNSTD) was 1000 mg/kg/day due to the lack of severely toxic findings at that dose. The NOAEL in dogs was 300 mg/kg/day. The two primary microscopic target organs identified in both species were the liver and kidney. The findings were different in the two species and were adverse in dogs at the high dose of 1000 mg/kg/day. Conversely, microscopic findings were not found to be adverse in rats. The third target organ based on clinical signs, which was also common to both species, was the GI tract.

TPST-1120 was not mutagenic in a non-GLP bacterial mutation assay and was not found to be phototoxic in a GLP study conducted in rats.

Ongoing TPST-1120 Phase 1a/1b Clinical study: Overview, Status & Safety

Tempest is sponsoring an ongoing, first-in-human, open-label, dose-escalation and dose-expansion Phase 1/1b study evaluating the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of TPST-1120 alone and in combination with systemic anti-cancer therapies in patients with advanced solid tumors. Part 1 of the study is designed to determine the MTD and/or RP2D of TPST-1120 monotherapy. Part 2 is designed to determine the MTD and/or RP2D of TPST-1120 in combination with the anti-PD-1 monoclonal antibody, nivolumab. Parts 3 and 4 (not open) are designed to evaluate the anti-tumor activity of TPST-1120 monotherapy and in combination with nivolumab at the MTD or RP2D in tumor-specific expansion cohorts, respectively.

As of a data cutoff date of June 28, 2021, 20 subjects have been dosed on the Phase 1 study with TPST-1120 at escalating doses from 100 mg BID to 600 mg BID. No DLTs have been reported and the MTD not reached at the highest dose level tested. The RP2D of monotherapy TPST-1120 for further development is 600 mg BID. The majority of TPST-1120 related adverse events, including at the 600 mg BID dose, have been Grade 1-2 in severity and manageable without requiring dose hold or dose reduction. The most common related adverse events reported have been nausea, fatigue, and diarrhea, all ≤ Grade 2 in severity. Only one Grade 3 related adverse event (Grade 3 hypertension) considered by the investigator to be possibly/probably related to TPST-1120 has been reported, and no > Grade 3 AEs have been reported. No subjects have had TPST-1120 discontinued due to a drug-related toxicity. In the preliminary combination cohorts with nivolumab, 11 subjects have been dosed with escalating doses of TPST-1120 from 100 mg BID to 400 mg BID and the dose escalation continues with the highest dose to be tested being the monotherapy RP2D of 600 mg BID. No DLTs have been reported for the combination regimen to the data cut-off date, and the safety profile of the combination appears consistent with the individual profiles of the two drugs. Pharmacokinetic analysis of TPST-1120 in study subjects has demonstrated dose-proportional exposure with increasing dose up to the highest dosed level tested. Additionally, pharmacodynamic (PD) assessment of on-target activity in patients has demonstrated modulation of triglycerides and PPARα controlled gene expression in TPST-1120 treated subjects.

While the primary objective of the dose escalation is to characterize the TPST-1120 safety profile and determine the recommended dose for development, Tempest is encouraged by the observations of prolonged disease control in some patients as well as RECIST stable disease with tumor shrinkage (up to -15%) achieved with monotherapy TPST-1120 during the dose escalation stage. Extended time on study has occurred in subjects with late-line treatment refractory cancers, including cholangiocarcinoma which is known to have particularly short time-to-progression with standard-of-care in the late-line treatment setting. Shown below, one subject with late line cholangiocarcinoma had a 15% tumor shrinkage and was on study for over nine months of treatment while also demonstrating on-target inhibition of expression of PPARα target genes on PD assessment.

TPST-1120 Monotherapy Treatment Duration and Best Overall Response

Long-Term Tumor Control and PPARα Target Gene Modulation in Late-Line Cholangiocarcinoma Patients Treated with TPST-1120 Monotherapy

The dose escalation of TPST-1120 in combination with nivolumab is continuing and has not reached a MTD or RP2D. However, Tempest is encouraged by preliminary signs of activity with a deep RECIST partial response (PR) with an overall reduction of -61% in tumor burden observed in a subject with 4th line RCC who had already progressed on the combination of nivolumab and ipilimumab. Shown below, this subject had extensive metastatic disease at study entry including large-burden pulmonary metastases, multiple soft tissue metastases and bone metastases. Her prior therapies included (best response and reason for discontinuation):

•	First-line: ipilimumab + nivolumab (SD, PD)

•	Second-line: cabozantinib (SD, PD)

•	Third-line: everolimus (SD, PD)

Notably, this subject had been treated with the combination of nivolumab and ipilimumab without experiencing an objective response and then had experienced progression of cancer on this IO doublet, followed by progression of cancer on both cabozantinib and everolimus before initiating treatment with TPST-1120 and nivolumab. The initial RECIST PR (-54%) was seen at the first on-study assessment at eight weeks and included a response in all target lesions as well as complete radiographic resolution of multiple sites of metastatic disease (see CT scan), and was confirmed in second and third on-study assessments at 16 and 24 weeks, respectively, and had deepened to a 61% reduction. Tempest feels that induction of an objective response despite resistance to nivolumab could reflect either monotherapy activity of TPST-1120 on an FAO-dependent tumor or, based upon the mechanism of action and the extensive supporting pre-clinical data, reduction of immune suppressive cells and release of the subject’s own anti-cancer immune response.

Partial Response in Late-Line RCC Patient Treated with TPST-1120 and Nivolumab Combination Therapy

TPST-1120 Monotherapy and Nivolumab Combination Therapy Waterfall Plot

Planned TPST-1120 Phase 1b/2 Clinical study in Front Line HCC

Based upon the TPST-1120 mechanism of action, preclinical data demonstrating synergy with both anti-PD-1 and anti-angiogenesis agents, together with the encouraging safety profile and early signs of anti-tumor activity, Tempest and Roche entered into a clinical collaboration with Roche to evaluate TPST-1120 in combination with atezolizumab and bevacizumab in patients with advanced/metastatic HCC not-previously treated with systemic therapy. This global, randomized, open-label, Phase 1b/2 trial will be operationalized by Roche and will evaluate the triplet regimen of TPST-1120 + atezolizumab + bevacizumab randomized against the standard-of-care doublet of atezolizumab + bevacizumab in the first-line systemic treatment of patients with HCC. The primary objective of this study is to evaluate the anti-tumor efficacy of the combination as determined by confirmed ORR by RECIST 1.1. Additional efficacy endpoints include progression free survival, or PFS, overall survival. or OS, and duration of response, or DOR, while a key exploratory objective is to identify biomarkers that are predictive of response to the experimental treatment, including an assessment activation of the ß-catenin pathway, which is predicted to be present in approximately 50% of patients with HCC. Tempest anticipates that enrollment to this clinical collaboration will initiate in mid-2021.

TREX-1 Inhibitor Program

Tempest believes that the exonuclease TREX-1 may be the optimal approach to drug the STING pathway (STimulator of INterferon Genes) with an orally available small molecule inhibitor. Extensive genetic evidence from human disease that has been confirmed in numerous mouse genetic knock-out investigations point to the STING pathway as a critical innate immune sensor for the development of immunity. Although the STING pathway has significant scientific validation, the clinical trials sponsored by several groups utilizing intratumoral delivery of synthetic cyclic dinucleotide STING agonists have been somewhat disappointing. The underlying scientific hypothesis for these clinical trials was that localized T cell priming in the lymph nodes draining from the injected tumor would have activity against non-injected distal tumors, sometimes referred to as the abscopal effect. It is well-known that metastatic tumors have unique antigenic repertoires, indicating a need for global innate activation in the TME of all metastases in order to prime T cells that can recognize and broadly eradicate distinct tumors. However, it may be difficult to achieve a therapeutic index with systemically delivered STING agonists due to the ubiquitous expression of this central innate immune receptor.

Shown in the Figure below, TREX-1 is a cytosolic exonuclease that inhibits activation of the cGAS/STING pathway by degrading double-stranded (ds) DNA. Genetic instability, DNA repair mutation, and selected therapeutic interventions such as DNA-modifying chemotherapeutic agents or radiation cause TREX-1 expression to increase across diverse malignancies. The increased expression of TREX-1 in tumors serves as the foundational scientific evidence that tumors can hijack this pathway to prevent activation of the STING pathway and avoid immune recognition. The underlying scientific hypothesis for the program is that systemic oral dosing with a potent and specific inhibitor will activate the STING pathway selectively in the TME and prime cytolytic CD8+ T cells broadly in tumor draining lymph nodes serving distinct metastatic lesions having unique antigenic repertoires.

TREX-1 DNA Exonuclease Modulates cGAS/STING Pathway and Innate Immunity

Tempest is currently advancing a lead series with a >1000-fold increase in structure-activity-relationship, or SAR, with an IC50 inhibitory value as low as 8 nM in human TREX-1 inhibitor biochemical assays. As shown by the figure below, the lead series is also active against mouse TREX-1, which we believe will facilitate development and IND-enabling studies once we select a development candidate.

Lead Series Compound-Mediated Inhibition of TREX1 Activity in Biochemical Assay

The foundational scientific rationale for targeting TREX-1 as an approach to selectively activate STING in the TME is predicated upon findings that TREX-1 expression itself is increased in tumor cells due to elevated levels of cytosolic DNA resulting from genetic instability, DNA repair mutation or particular therapeutic interventions such as DNA-modifying chemotherapeutic agents or radiation. Increased TREX-1 expression results in reduction of cytosolic DNA, diminished activation of the cGAS/STING pathway and reduced anti-tumor immunity. To demonstrate proof-of-concept for our novel approach, we initiated a once daily regimen of intraperitoneal injection (to achieve systemic delivery) of Balb/C mice with a TREX-1 inhibitor compound from our lead compound series. On the same day of initiating therapy, mice were given a subcutaneous flank injection of syngeneic CT26 tumor cells. Subtherapeutic doses of doxorubicin, or dox, were given by intratumoral injection on days 7 and 14 post tumor cell implantation as a mechanism to induce DNA damage and induce TREX-1 expression. As shown in the figure below, CT26 tumor outgrowth was significantly (p < 0.5) diminished only in mice (n = 7) that were given both dox and the TREX-1 inhibitor. We believe these results provide proof-of concept evidence for TREX-1 inhibitor-dependent anti-tumor efficacy.

Lead Series TREX-1 Inhibitor Reduces Tumor Outgrowth

License agreements

In February 2021, Tempest entered into a collaboration agreement with Roche to accelerate the development of TPST-1120 into a frontline, randomized study. Under the terms of the collaboration agreement, Roche will evaluate TPST-1120 in a global randomized phase 1b/2 clinical study in combination with the standard-of-care first-line regimen of atezolizumab and bevacizumab in patients with advanced or metastatic HCCnot previously treated with systemic therapy. Pursuant to the terms of the collaboration agreement, Roche will manage the study operations for the trial and Tempest will supply TPST-1120 for the study and will retain global development and commercialization rights to TPST-1120. All rights to invention and discoveries relating solely to TPST-1120 or biomarkers solely related to TPST-1120 made during any study will be the exclusive property of Tempest. All data generated in the performance of any study under the collaboration agreement will be the property of Roche, but Tempest is entitled to use the data for any lawful purpose.

The collaboration agreement is effective from February 23, 2021 and continues to be in force on a study-by-study basis until the last treatment of the last patient in a study receiving TPST-1120 in accordance with the protocol for such study or until the termination of the collaboration agreement by either party. Upon any termination of the agreement, neither Tempest nor Roche will be entitled to any compensation, damages or other payment.

Sales and marketing

Tempest intends to retain significant development and commercial rights to its product candidates and, if marketing approval is obtained, to commercialize its product candidates on its own, or potentially with a partner, in the United States and other regions. Tempest currently has no sales, marketing or commercial product distribution capabilities. Tempest intends to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of its product candidates. Clinical data, the size of the addressable patient population, the size of the commercial infrastructure and manufacturing needs may all influence or alter its commercialization plans. If Tempest builds a commercial infrastructure to support marketing in North America, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, Tempest would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that one of its product candidate will be approved.

Manufacturing

Tempest does not own or operate, and currently has no plans to establish, any manufacturing facilities. Tempest relies and expects to continue to rely, on third parties for the manufacture of its product candidates for preclinical and clinical testing, as well as for commercial manufacture if any of its product candidates obtain marketing approval. Tempest also relies, and expects to continue to rely, on third parties to package, label, store and distribute its investigational product candidates, as well as for its commercial products if marketing approval is obtained. Tempest has internal personnel and utilizes consultants with extensive technical, manufacturing, analytical and quality experience to oversee contract manufacturing and testing activities. Tempest will continue to expand and strengthen its network of third-party providers but may also consider investing in internal manufacturing capabilities in the future if there is a technical need, or a strategic or financial benefit.

Manufacturing is subject to extensive regulations that impose procedural and documentation requirements. At a minimum these regulations govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance. Tempest’s systems, procedures and contractors are required to be in compliance with these regulations and are assessed through regular monitoring and formal audits.

Competition

The biopharmaceutical and immune-oncology industries are characterized by intense competition and rapid innovation. Any product candidates that Tempest successfully develops and commercializes will have to compete with existing and future new therapies. While Tempest believes that its technology, development experience and scientific knowledge provide it with competitive advantages, Tempest faces potential competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing and commercialization.

If TPST-1495, TPST-1120, or its other product candidates are approved for the treatment of tumors, they may compete with other products used to treat such diseases. There are a variety of treatments used for cancerous tumors that include chemotherapy drugs, small molecules, monoclonal antibodies, antibody-drug conjugates, bi-specific antibodies, cell therapies, oncolytic viruses and vaccines, as well as other approaches. In addition, there are several competitors in clinical development for the treatment of HCC, RCC, cholangiocarcinoma, CRC and other indications that Tempest may be targeting with TPST-1495 and TPST-1120, including companies such as Agios, Ikena, Ono, Adlai Nortye, Merck, Roche, Exelixis, and AstraZeneca.

For TPST-1495, Tempest’s small molecule designed to be a dual antagonist of the EP2 and EP4 receptor, Tempest is aware of other clinical-stage EP-4-only antagonists being developed by Adlai Nortye, Ikena, and Ono. TPST-1120, Tempest’s small molecule designed to be a selective antagonist of PPARα, is the first PPARα antagonist in the clinic. Tempest is not aware of other companies developing such an antagonist.

Many of Tempest’s competitors, either alone or with strategic partners, have substantially greater financial, technical and human resources than Tempest does. Accordingly, Tempest’s competitors may be more successful than it in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, rendering Tempest’s treatments obsolete or non-competitive. Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of Tempest’s competitors. These companies also compete with Tempest in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, Tempest’s programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Tempest’s commercial opportunity could be substantially limited if Tempest’s competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than Tempest’s comparable products. In geographies that are critical to Tempest’s commercial success, competitors may also obtain regulatory approvals before it, resulting in Tempest’s competitors building a strong market position in advance of the entry of its products. The key competitive factors affecting the success of all of Tempest’s programs are likely to be their efficacy, safety, convenience and availability of reimbursement. In addition, Tempest’s ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic drugs.

Intellectual Property

Tempest strives to protect and enhance the proprietary technology, inventions and improvements that are commercially important to its business, including obtaining, maintaining and defending its patent rights. Tempest’s policy is to seek to protect its proprietary position by, among other methods, filing patent applications and obtaining issued patents in the United States and in markets outside of the United States directed to its proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of its business. Tempest also relies on trade secrets and know-how relating to its proprietary technology and product candidates and continuing innovation to develop, strengthen and maintain its proprietary position in the field of oncology. Tempest also plans to rely on data exclusivity, market exclusivity and patent term extensions when available. Tempest’s commercial success will depend in part on its ability to obtain and maintain patent and other proprietary protection for its technology, inventions, improvements, and product candidates; to preserve the confidentiality of its trade secrets; to defend and enforce its proprietary rights, including any patents that Tempest may own or license in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

As of July 9, 2021, Tempest’s patent portfolio consisted of issued patents and pending patent applications that Tempest owns related to TPST-1120, TPST-1495 and various other compounds and programs. In total, as of that date, Tempest owned three issued United States patents, five pending United States patent applications, one pending international patent application filed under the Patent Cooperation Treaty (PCT application), and 24 issued patents and 29 pending patent applications in various markets outside of the United States, including Europe, China and Japan.

With respect to TPST-1120, Tempest owns issued patents and pending patent applications in the United States, Europe, China, Japan and other markets outside of the United States. The issued United States patents covering TPST-1120 as composition of matter, pharmaceutical compositions, and related methods of use are expected to expire in December 2033, absent any patent term extensions for regulatory delay. Any patents that may issue from its pending patent applications are expected to expire in December 2033, absent any patent term adjustments or patent term extensions for regulatory delay.

With respect to TPST-1495, Tempest owns an issued United States patent and pending patent applications in the United States, Europe, China, Japan and other markets outside of the United States. The issued United States patent covering TPST-1495 as composition of matter and pharmaceutical compositions is expected to expire in April 2039, absent any patent term extensions for regulatory delay.. Any patents that may issue from its pending patent applications are expected to expire between April 2038 and April 2039, absent any patent term adjustments or patent term extensions for regulatory delay.

Tempest also possesses substantial know-how and trade secrets relating to the development and commercialization of its product candidates, including related manufacturing processes and technology.

With respect to Tempest’s product candidates and processes that Tempest intends to develop and commercialize in the normal course of business, Tempest intends to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations. Tempest may also pursue patent protection with respect to manufacturing and drug development processes and technologies.

Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for patent applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date. The term of United States patents may be extended by delays encountered during prosecution that are caused by the USPTO, also known as patent term adjustment. In addition, in certain instances, the term of an issued United States patent that covers or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of oncology has emerged in the United States. The relevant patent laws and their interpretation outside of the United States are also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish Tempest’s ability to protect its technology or product candidates and could affect the value of such intellectual property. In particular, Tempest’s ability to stop third parties from making, using, selling, offering to sell or importing products that infringe Tempest’s intellectual property will depend in part on Tempest’s success in obtaining and enforcing patent claims that cover its technology, inventions and improvements. Tempest cannot guarantee that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications Tempest may file in the future, nor can Tempest be sure that any patents that may be granted to Tempest in the future will be commercially useful in protecting its products, the methods of use or manufacture of those products.

Moreover, even its issued patents may not guarantee Tempest the right to practice its technology in relation to the commercialization of its products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent Tempest from commercializing its product candidates and practicing its proprietary technology, and its issued patents may be challenged, invalidated or circumvented, which could limit Tempest’s ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for its product candidates. In addition, the scope of the rights granted under any issued patents may not provide Tempest with protection or competitive advantages against competitors with similar technology. Furthermore, Tempest’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, Tempest may face competition with respect to its product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Government regulation

Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of pharmaceutical products, such as Tempest’s investigational medicines and any future investigational medicines. Generally, before a new pharmaceutical product can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the Food and Drug Administration, or FDA, the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending New Drug Applications, or NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Tempest’s investigational medicines and any future investigational medicines must be approved by the FDA pursuant to a NDA before they may be legally marketed in the United States. The process generally involves the following:

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Completion of extensive preclinical laboratory and animal studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice, or GLP, requirements

•	Submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may begin;

•	Approval by an Institutional Review Board (IRB) or independent ethics committee at each clinical trial site before each clinical trial may be commenced;

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Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice (GCP) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	Submission to the FDA of an NDA;

•	Payment of any user fees for FDA review of the NDA;

•	A determination by the FDA within 60 days of its receipt of a NDA to accept the filing for review;

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Satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug, or components thereof, will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	Satisfactory completion of any potential FDA audits of the clinical trial sites that generated the data in support of the NDA to assure compliance with GCPs and integrity of the clinical data;

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee; and

•	Compliance with any post-approval requirements, including REMS, where applicable, and post- approval studies required by the FDA as a condition of approval.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and Tempest cannot be certain that any approvals for its product candidates will be granted on a timely basis, or at all.

Preclinical Studies

Before testing any drug product candidates in humans, the product candidate must undergo rigorous preclinical testing. Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator, generally a physician not employed by or under the trial sponsor’s control. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated in the trial. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, clinical trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Disclosure of the results of these clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3:

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacokinetics, pharmacologic action, side effect tolerability, safety of the product candidate, and, if possible, early evidence of effectiveness.

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Phase 2 clinical trials generally involve studies in disease-affected patients to evaluate proof of concept and/or determine the dosing regimen(s) for subsequent investigations. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug.

These Phases may overlap or be combined. For example, a Phase 1/2 clinical trial may contain both a dose-escalation stage and a dose expansion stage, the latter of which may confirm tolerability at the recommended dose for expansion in future clinical trials (as in traditional Phase 1 clinical trials) and provide insight into the anti-tumor effects of the investigational therapy in selected subpopulation(s).

Typically, during the development of oncology therapies, all subjects enrolled in Phase 1 clinical trials are disease-affected patients and, as a result, considerably more information on clinical activity may be collected during such trials than during Phase 1 clinical trials for non-oncology therapies. A single Phase 3 or Phase 2 trial with other confirmatory evidence may be sufficient in rare instances to provide substantial evidence of effectiveness (generally subject to the requirement of additional post-approval studies). The manufacturer of an investigational drug in a phase 2 or 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including non-compliance with regulatory requirements or a finding that the patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the investigational medicines do not undergo unacceptable deterioration over their shelf life.

FDA Review Process

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a NDA must be obtained before a drug may be marketed in the United States. The cost of preparing and submitting an NDA is substantial. Under the PDUFA, each NDA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication. The applicant under an approved NDA is also subject to an annual program fee.

The FDA reviews each submitted NDA before it determines whether to file it and may request additional information. The FDA must make a decision on whether to file an NDA within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is filed, the FDA begins an in-depth review of the NDA. The FDA has agreed to certain performance goals in the review of NDAs. Most applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines may offer significant improvement in safety or effectiveness compared to marketed products or where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its goal dates for standard and priority NDAs, and the review process can be extended by FDA requests for additional information or clarification.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also typically inspects clinical trial sites to ensure compliance with GCP requirements and the integrity of the data supporting safety and efficacy.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter, or CRL, generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application, such as additional clinical data, additional pivotal clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant may resubmit the NDA addressing all of the deficiencies identified in the letter, withdraw the application, engage in formal dispute resolution or request an opportunity for a hearing. The FDA has committed to reviewing resubmissions in two or six months depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

As a potential condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals and elements to assure a product’s safe use (ETASU). An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of an NDA supplement or, in some case, a new NDA, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Other benefits of orphan drug designation include tax credits for certain research and an exemption from the NDA user fee.

Expedited Development and Review Programs

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition.

Fast Track Designation

Fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor of an investigational drug product may request that the FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review is available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. At the time of NDA filing, the FDA will determine whether to grant priority review designation. Additionally, fast track designation may be withdrawn if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

Breakthrough therapy designation may be granted for products that are intended, alone or in combination with one or more other products, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new drug candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner.

Priority Review

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.

Accelerated Approval

Accelerated approval may be granted for products that are intended to treat a serious or life-threatening condition and that generally provide a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval, but may expedite the development or approval process.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted, with certain exceptions.

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity—patent or nonpatent—for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in a manner consistent with the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as phase 4 testing, risk evaluation and mitigation strategies, or REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	Restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	Fines, warning or other enforcement-related letters or holds on post-approval clinical studies;

•	Refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•	Product seizure or detention, or refusal to permit the import or export of products; or

•	Injunctions or the imposition of civil or criminal penalties.

The Hatch-Waxman Act

Orange Book Listing

Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch Waxman Amendments, NDA applicants are required to identify to the FDA each patent whose claims cover the applicant’s drug or approved method of using the drug. Upon approval of a drug, the applicant must update its listing of patents to the NDA in timely fashion and each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.

Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredient(s), strength, route of administration, and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. An approved ANDA product is considered to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved under the ANDA pathway are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug pursuant to each state’s laws on drug substitution.

The ANDA applicant is required to certify to the FDA concerning any patents identified for the reference listed drug in the Orange Book. Specifically, the applicant must certify to each patent in one of the following ways: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. For patents listed that claim an approved method of use, under certain circumstances the ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents through a Paragraph IV certification, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA-holder and patentee(s) once the ANDA has been accepted for filing by the FDA (referred to as the “notice letter”). The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice letter. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the date the notice letter is received, expiration of the patent, the date of a settlement order or consent decree signed and entered by the court stating that the patent that is the subject of the certification is invalid or not infringed, or a decision in the patent case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired. In some instances, an ANDA applicant may receive approval prior to expiration of certain non-patent exclusivity if the applicant seeks, and the FDA permits, the omission of such exclusivity-protected information from the ANDA prescribing information.

Exclusivity

Upon NDA approval of a new chemical entity, or NCE, which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot receive any ANDA seeking approval of a generic version of that drug unless the application contains a Paragraph IV certification, in which case the application may be submitted one year prior to expiration of the NCE exclusivity. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA for a generic version of the drug may be filed before the expiration of the exclusivity period.

Certain changes to an approved drug, such as the approval of a new indication, the approval of a new strength, and the approval of a new condition of use, are associated with a three-year period of exclusivity from the date of approval during which the FDA cannot approve an ANDA for a generic drug that includes the change. In some instances, an ANDA applicant may receive approval prior to expiration of the three-year exclusivity if the applicant seeks, and the FDA permits, the omission of such exclusivity-protected information from the ANDA package insert.

Patent Term Extension

The Hatch Waxman Amendments permit a patent term extension as compensation for patent term lost during the FDA regulatory review process. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. After NDA approval, owners of relevant drug patents may apply for the extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval) up to a maximum of five years. The time can be reduced for any time the FDA determines that the applicant did not pursue approval with due diligence.

The United States Patent and Trademark Office, or USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. However, the USPTO may not grant an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested.

The total patent term after the extension may not exceed 14 years, and only one patent can be extended. The application for the extension must be submitted prior to the expiration of the patent, and for patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Other Healthcare Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other state and federal laws have been applied to restrict certain general business and marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback statutes, false claims statutes and other healthcare laws and regulations.

The federal Anti-Kickback Statute is a criminal law that prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers, among others, on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions under the law, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to commit a violation.

Federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. This includes claims made to programs where the federal government reimburses for the product, such as Medicare and Medicaid, as well as programs where the federal government is a direct purchaser, such as when it purchases off the Federal Supply Schedule. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Additionally, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Most states also have statutes or regulations similar to the federal Anti-Kickback Statute and civil False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Other federal statutes pertaining to healthcare fraud and abuse include the civil monetary penalties statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payor knows or should know is likely to influence the beneficiary to order a receive a reimbursable item or service from a particular supplier, and the additional federal criminal statutes created by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to commit a violation. Further, as promulgated under the Patient Protection and Affordable Care Act (“ACA”), the federal Physician Payment Sunshine Act requires manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to collect and report information on certain payments or transfers of value to physicians and teaching hospitals, as well as investment interests held by physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and their immediate family members. The first reports were due in 2014 and must be submitted on an annual basis thereafter. The reported data is made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties. Effective January 1, 2022, reporting on payments or transfers of value to physician assistants, nurse practitioners or clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives will also be required.

In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Still other states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, states such as California, Connecticut, Nevada and Massachusetts require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Certain states and local jurisdictions also require the registration of pharmaceutical sales and medical representatives. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties.

Efforts to ensure that business arrangements with third parties comply with applicable healthcare laws and regulations involve substantial costs. If a drug company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment, and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.

U.S. Healthcare Reform

In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of health care and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was enacted, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, apportioned among these entities according to their market share in certain government healthcare programs, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (now 70%) point of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program, (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

The Trump administration and former Congress sought to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA. By way of example, the Tax Cuts and Jobs Act of 2017, or the Tax Act, was enacted and included, among other things, a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. There have been subsequent challenges to the constitutionality of the ACA following the repeal of the individual mandate. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the Affordable Care Act brought by several states without specifically ruling on the constitutionality of the law. It is also unclear how future efforts to repeal, replace or challenge the ACA will impact the ACA. Tempest cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on its business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. United States federal government agencies also currently face potentially significant spending reductions, which may further impact healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute will remain in effect into 2031, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay Tempest’s ability to develop, market and sell any products Tempest may develop.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The Biden administration has begun taking executive actions to address drug pricing and other healthcare policy changes, though it remains unclear whether the Biden administration will work to reverse the measures taken by the Trump administration or pursue similar policy initiatives. On July 9, 2021, President Biden signed an executive order to promote competition in the U.S. economy that included several initiatives aimed prescription drugs. Among other provisions, the executive order directed the Secretary of HHS to issue a report to the White House within 45 days that includes a plan to, among other things, reduce prices for prescription drugs, including prices paid by the federal government for such drugs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA authorization under an FDA expanded access program; however, manufacturers are not obligated to provide investigational new drug products under the current federal right to try law.

Facilities

Tempest’s corporate headquarters are located at 7000 Shoreline Court, Suite 275, South San Francisco, California 94080 where it occupies approximately 9,780 square feet of research and development laboratory and related office space under a lease that ends in February 2024. Tempest believes that its existing facilities meet its current needs. Tempest may need additional office space in the future as it continues to build its development, commercial and support teams. Tempest believes that it can find suitable additional space in the future on commercially reasonable terms.

Employees

As of July 9, 2021, Tempest had 15 employees, including nine holding Ph.D., M.D., JD, LL.M., and/or MBA degrees. Tempest’s employees have established expertise in chemistry, biochemistry, molecular biology, immunology, pharmacology, toxicology, pre-clinical development, regulatory and quality, translational medicine, and early-to-late-stage clinical development, as well as finance, business development and strategic transactions. None of Tempest’s employees are represented by a labor union or covered by collective bargaining agreements. Tempest will continue to add experienced and talented scientists in areas, such as medicinal chemistry, that Tempest believes are critical for the discovery of highly differentiated small-molecule compounds.

Legal Proceedings

For information on our existing legal proceedings, see the information set forth under the heading “Litigation” in Note 6, Commitments and Contingencies, in Notes to Unaudited Interim Consolidated Financial Statements in Item 1 of Part I of our Quarterly Report on Form 10-Q, filed on May 13, 2021.

Furthermore, since May 13, 2021, the following updates have occurred in relation to the Dahhan Action: on May 28, 2021, the court denied the motion to strike the second amended complaint and motions to dismiss by the other defendants; on June 7, 2021, the court lifted the stay and established a revised case schedule; on June 29, 2021, after the parties agreed that the seal was no longer necessary, the lead plaintiff publicly filed its second amended complaint; and defendants filed their answers and affirmative defenses to the second amended complaint on July 13, 2021.

In addition, from time to time, we are involved in litigation or other legal proceedings as part of our ordinary course of business.